Exhibit 10.2

BROCADE SPECIAL ETHERNET BONUS PROGRAM – Select Officers Only

Approved December 2, 2010

(Effective as of fiscal year 2011)

PURPOSE

The Brocade Special Ethernet Bonus Program (SEBP) is designed to reinforce the importance of the Company’s Ethernet-based products and services and reward key executives for Ethernet-based revenue performance.

PERFORMANCE PERIOD AND PAYOUT PERIOD

The Brocade Special Ethernet Bonus Program is a 1-year (Fiscal Year 2011), cash only bonus program. Actual Ethernet-business revenue performance against Company objectives shall be measured for the Company’s 2011 fiscal year (Plan Period). Payout of earned cash bonuses, if any, shall occur following the calculation of the Brocade’s actual performance for the performance period and within 90 days of the fiscal year end. The Ethernet-based products and services include offerings acquired as part of the acquisition of Foundry Networks, Inc. and any new products and services introduced by Brocade following such acquisition that are based on the products and services acquired from Foundry and are deemed to be included within the Ethernet business revenue as reported in the Company’s financial statements.

ELIGIBILITY

A select group of regular full-time or part-time Officers are eligible to participate in the Brocade Special Ethernet Bonus Program as approved by the Company’s Compensation Committee.

Eligible participants must remain employed in their position as a regular (full-time or part-time) employee at the end of the fiscal year to be eligible to earn the SEBP Payout.

COMPANY PERFORMANCE & BONUS PROGRAM FUNDING

The Company’s Board of Directors and Compensation Committee shall determine the Target Ethernet Revenue for Fiscal Year 2011. At the end of the Plan Period, Brocade will determine amounts to be paid under the SEBP based on the actual performance (Actual Performance) achieved by Brocade during the Plan Period based on actual Ethernet Revenue relative to the Target Ethernet Revenue (Revenue Percentage). The actual Revenue Percentage will be communicated to Participants following the end of the Plan Period.

PARTICIPANT INCENTIVE TARGET

A Participant’s Cash Incentive Target shall range from 0% to 65% of the Participant’s annual base salary as of the end of the Plan Period (or as otherwise expressly provided for by the Compensation Committee). Payout is based on the actual Ethernet revenue as a percent of target pursuant to the scaling set forth below and will be reviewed and approved by the Company’s Compensation Committee following the end of the Plan Period.

BONUS PROGRAM PAYOUTS

Subject to a minimum threshold of 80% of actual performance against the Ethernet revenue target and except as otherwise agreed upon by the Compensation Committee for each Participant, the cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):

Performance (Percentage Against Target)	Curve/Scaling	Payout as a % of Base Salary
Less than 80%	—	0%
80% to 100%	2-for-1	0% to 40%
100%	—	40%
100% to 125%	1-for-1	40%-65%
Greater than 125%	—	65% (max cap)

As noted above, payout shall be 40% of participant’s base salary for actual performance equal to 100% of the Ethernet revenue target. The payout curve/scaling is 2-for-1 below the 100% target and 1-for-1 above the 100% target. Amounts shall be interpolated per the above curve/scaling.

Examples (for illustration purposes only). If actual performance against the target is 90%, then the payout percentage of the participant’s base salary will be 20%. If actual performance against the target is 110%, then the payout percentage of the participant’s base salary will be 50%.

ADMINISTRATIVE PROCEDURES

Compensation Committee Approval

Payouts will be reviewed and approved by the Company’s Compensation Committee.

The Compensation Committee reserves the right to decrease or eliminate the bonus.

New Hires and Promotions

If a new hire or promoted employee is appointed by the Compensation Committee to be an eligible participant of the Brocade Special Ethernet Bonus Program, the participant will receive a pro-rated payout during the Plan Period.

Position/Salary Factor

Payout will be based on the Participant’s annual base salary and job position on the last day of the Plan Period.

Terminations: Any Participant whose employment terminates for any reason before the end of the fiscal year is not eligible to earn an SEBP payout.

Leaves of Absences, Disability or Death: In the event of the Participant’s death, disability time off, or leave of absence, Payouts will be made on a pro-rated basis, based on the number of days the Participant was actively working at Brocade. In the event of death, any cash bonus payments will be paid to the Participant’s primary beneficiary as designated in the Participant’s Brocade life insurance plan documentation, if any, or will otherwise be paid to his or her estate.

Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at any time prior to the cash bonus payout 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, the Compensation Committee may, in its sole discretion, reduce or eliminate the cash bonus payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then the Compensation Committee may withhold the entire cash bonus payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to earn a Payout. Only the Compensation Committee can approve exceptions for Participant’s.

Section 409A: It is intended that any payments made under the SEBP will be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance issued thereunder (collectively, Section 409A), pursuant to the “short-term deferral” exception under Section 409A, and any ambiguities and/or ambiguous terms under the Plan will be interpreted to comply with the requirements of such exception or otherwise comply with the requirements of Section 409A. Each payment under the SEBP is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. Without imposing any obligation, Brocade may, in good faith and without the consent of any Participant, make any amendments to this the SEBP and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.

Other Provisions: Participation in the SEBP does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the SEBP and any participation therein, including, but not limited to, SEBP eligibility, SEBP funding, and performance and payout criteria and determinations, are subject to change by the Compensation Committee at any time in its sole discretion. The Compensation Committee retains the absolute right to interpret, revise, modify or terminate the SEBP at any time in its sole discretion. This agreement supersedes all prior written or oral statements to employees regarding the SEBP for the periods contemplated hereunder.

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